                                                                    EXHIBIT 99.1

                       [SAFEGUARD SCIENTIFICS, INC. LOGO]

                       SAFEGUARD SUBSCRIPTION PROGRAM FOR
                            eMERGE INTERACTIVE, INC.

                              FOR RECORD HOLDERS OF
                              100 OR MORE SHARES OF
                           SAFEGUARD SCIENTIFICS, INC.
                                  COMMON STOCK
                               ON OCTOBER 20, 1999

  Record holders of fewer than 100 shares of Safeguard Scientifics, Inc. common stock on October 20, 1999 are not eligible to participate in this program.



                     PLEASE NOTE AN IMPORTANT CHANGE TO THE
                         SAFEGUARD SUBSCRIPTION PROGRAM.
    THE SAFEGUARD SUBSCRIPTION PROGRAM FOR eMERGE INTERACTIVE WILL EXPIRE AT
             6:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY
                     AFTER THE OFFERING PRICE HAS BEEN SET.

          We urge you to read carefully this document and the enclosed preliminary prospectus for a complete explanation of the offering and for information about eMerge Interactive.


     If you have any questions regarding the Safeguard Subscription Program, please call Safeguard's automated investor relations
                             line at (888) SFE-1200.

     Please do not call eMerge Interactive with any questions regarding this program. Only Safeguard's automated investor relations line or a Safeguard representative will be able to answer your questions.

                                                                   [eMERGE LOGO]




                                             January 10, 2000




Dear Safeguard Stockholder:


         As you may know, we are undertaking an initial public offering of the class A common stock of eMerge Interactive. We are permitting Safeguard Scientifics to use the Safeguard Subscription Program so that we may offer you the opportunity to buy our class A common stock at our initial public offering price. We will be offering 2,806,000 shares and Safeguard Scientifics will be offering 694,000 shares under the program.


         Set forth below is a detailed description of how the program will work in connection with our offering. Please review this description and the attached prospectus carefully in deciding whether or not you wish to invest.

Who can subscribe

         ONLY RECORD HOLDERS OF 100 OR MORE SHARES OF SAFEGUARD COMMON STOCK AS OF OCTOBER 20, 1999 ARE ELIGIBLE TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK IN THE PROGRAM. Holders of fewer than 100 Safeguard shares will not be eligible to participate in this program.

You may not transfer your subscription offer

         The offer to purchase shares in this program may only be transferred by involuntary operation of law such as death or certain dissolutions.

Number of shares for which you may subscribe

         To determine how many shares of our class A common stock you are eligible to purchase, divide the number of shares of Safeguard common stock that you owned of record as of October 20, 1999 by 10 and round up to the nearest whole number. For example, if you held between 991 and 1,000 shares of Safeguard common stock as of this date, you may subscribe for 100 shares of our class A common stock. You would have to have had at least 1,001 shares of Safeguard common stock to be eligible to subscribe for 101 shares of our class A common stock. You may not subscribe for a fractional share of our common stock.

Minimum Subscription Size

         The minimum subscription that we will accept for any account is for 10 shares of our class A common stock. THEREFORE, RECORD HOLDERS OF FEWER THAN 100 SHARES OF SAFEGUARD COMMON STOCK AS OF OCTOBER 20, 1999 WILL NOT BE ABLE TO PURCHASE OUR SHARES UNDER THE PROGRAM. THIS LIMIT APPLIES TO EACH OF YOUR ACCOUNTS, NOT THE AGGREGATE OF ALL OF YOUR ACCOUNTS. If as of October 20, 1999 you held 50 shares of Safeguard common stock in one account and another 50 shares in a different account, we will not consider you to be the owner of 100 shares of Safeguard common stock. Since none of your accounts contained at least 100 shares of Safeguard common stock, you would not be eligible to subscribe.

         You are under no obligation to subscribe, but if you subscribe for any shares it must be for at least 10 shares in each account. For example, if you held 750 shares of Safeguard common stock in a single account as of October 20, 1999 and you choose to purchase our shares under the program, you may purchase between 10 and 75 shares.

Subscription Price

         The price per share under the program will be the same price that all investors will pay in our initial public offering. The price per share in the initial public offering will be determined by negotiations between us and the underwriters of our offering. The factors that we expect to consider in these negotiations are described in the attached prospectus under the heading "Underwriting." We currently anticipate that the offering price will be between $10.00 and $12.00 per share. We will inform you of the initial public offering price as described below under "How to Subscribe."

Stock Purchase Agreement with Safeguard Scientifics


         We intend to enter into a Stock Purchase Agreement with Safeguard. This agreement will provide that if all 2,806,000 of the shares offered by us under the program are not purchased by Safeguard stockholders, then Safeguard will purchase the remaining shares at our initial public offering price. Safeguard will be able to transfer all or part of its obligation to purchase these remaining shares to third parties.


How to Subscribe

         TO PURCHASE SHARES UNDER THE PROGRAM, YOU MUST ADHERE TO THE FOLLOWING
PROCEDURES:


         - Subscriptions and payments will only be accepted from Safeguard shareholders after the SEC has declared our registration statement effective and we have determined our initial public offering price. Any subscriptions or payments received before then will be returned to you. Once a subscription and payment have been received and accepted, you may not revoke your subscription. We expect to determine our initial public offering price in late January or early February 2000, but various factors could hasten or delay us. WE WILL CLOSE THE INITIAL PUBLIC OFFERING AND STOP ACCEPTING SUBSCRIPTIONS THREE BUSINESS DAYS AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE.


         - Time will not permit us to notify you directly of our initial public offering price and closing date. Instead, Safeguard will take the following actions:

                  - publicize the offering price and the closing date on its Web site (www.safeguard.com) and through a press release;

                  - through its Web site, provide you with an opportunity to request e-mail notification (either directly to you or your designated representative);

                  - make every effort to notify each broker, bank, trust company or other nominee that holds shares on behalf of Safeguard stockholders of the offering price and closing date; and

                  - make available an automated investor relations line (888-SFE-1200) on a 24-hour basis through which you can listen to the text of the press release or request a faxed copy.

         - You will have to monitor these media to know when to place your order and deliver payment.

                  ALSO, IF YOU DO NOT HOLD YOUR SAFEGUARD SHARES DIRECTLY, YOU WILL NEED TO KEEP IN CLOSE CONTACT WITH YOUR BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE THAT HOLDS YOUR SAFEGUARD SHARES ON YOUR BEHALF SINCE THEY WILL NEED TO PROCESS THE SUBSCRIPTION FOR OUR SHARES AND PAYMENT ON YOUR BEHALF.

         -        WE WILL STOP ACCEPTING ORDERS UNDER THE PROGRAM AT 6:00 P.M.
                  NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE. Subscriptions and payments that have not been received by ChaseMellon Shareholder Services, L.L.C. by this deadline will not be honored. For example, if we determine the initial public offering price on a Thursday, ChaseMellon must receive all orders and payments by 6:00 p.m. New York City time on the following Tuesday. This deadline would be extended to the following Wednesday if there was an intervening holiday on which the Nasdaq National Market was closed.

         - To place an order for our shares under this program, you will have to take the following actions:

                  - IF YOU HOLD YOUR SAFEGUARD SHARES IN YOUR OWN NAME (THAT IS, IN CERTIFICATE FORM RATHER THAN IN A BROKERAGE ACCOUNT)

                  You must complete and sign the subscription form included with this prospectus and return it with full payment to ChaseMellon. YOUR SUBSCRIPTION FORM AND PAYMENT MUST BE RECEIVED BY CHASEMELLON BEFORE 6:00 P.M. NEW YORK CITY TIME ON THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE. WE WILL NOT HONOR ANY SUBSCRIPTION FORM RECEIVED BY CHASEMELLON AFTER THAT DATE.

                  We suggest, for your protection, that you deliver your subscription form and payment to ChaseMellon by overnight or express mail courier (or by facsimile transmission if you intend to wire funds) as follows:

                  By Hand Delivery:
                  ChaseMellon Shareholder Services, L.L.C.
                  Reorganization Department
                  120 Broadway - 13th Floor
                  New York, NY 10271

                  By Overnight or Express Mail Courier:

                  ChaseMellon Shareholder Services, L.L.C.
                  Reorganization Department
                  85 Challenger Road
                  Mail Drop Reorg
                  Ridgefield Park, NJ 07660

                  By Facsimile Transmission and Wire Transfer:

                  ChaseMellon Shareholder Services, L.L.C.
                  Facsimile Transmission: (201) 296-4293
                  To confirm fax, call:   (201) 296-4860
                  Wire instructions:      Wire to:          The Chase Manhattan Bank, New York, NY
                                          ABA #:            021000021
                                          Attention:        ChaseMellon Shareholder Services
                                          Account:          Reorg Account 323-859577
                                          For:              Safeguard Scientifics, Inc./eMerge Interactive
                                          Reference:        FBO [insert your name as it appears on the front of
                                                            your subscription form]

                  You must pay the subscription price by valid check or money order in U.S. dollars payable to "ChaseMellon Shareholder Services, L.L.C." or by wire transfer. If you choose to pay the subscription price by wire transfer, you must fax a copy of your completed subscription form to the facsimile number provided. We suggest, for your protection, that you also call the number provided to confirm that ChaseMellon Shareholder Services received your fax. Until this offering has closed, your payment will be held in escrow by ChaseMellon Shareholder Services,

                  L.L.C.

                  ChaseMellon Shareholder Services will mail a copy of the final prospectus to all direct Safeguard shareholders who subscribe for shares in this program.

         - IF YOU HOLD YOUR SAFEGUARD SHARES THROUGH A BROKER, BANK, TRUST COMPANY OR OTHER NOMINEE

                  We will provide to each broker, bank, trust company, and other nominee who holds Safeguard shares for the account of other persons copies of the preliminary and final prospectus. Each of those entities will be responsible for providing you with a copy of the preliminary and final prospectus. Subscription forms will not be distributed to Safeguard shareholders who hold their shares in a brokerage account since the subscription offer will be distributed to your account electronically.

                  After we determine the initial public offering price, you will have to contact the broker, bank, trust company or other nominee that holds your Safeguard shares if you wish to place an order and arrange for payment. ChaseMellon Shareholder Services will be unable to directly accept your subscription and payment. All subscriptions and payments must be submitted through the broker, bank, trust company or other nominee that holds your Safeguard shares.

                  - WE CAUTION YOU THAT BROKERS AND OTHER NOMINEES WILL REQUIRE SOME TIME TO PROCESS SUBSCRIPTIONS FROM SAFEGUARD STOCKHOLDERS. THEREFORE, THEY MOST LIKELY WILL STOP ACCEPTING SUBSCRIPTIONS EARLIER THAN THE THIRD BUSINESS DAY AFTER WE DETERMINE THE INITIAL PUBLIC OFFERING PRICE.

         - Safeguard will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with minimum exercise provisions). Safeguard also will determine the acceptance of subscriptions and the aggregate price. Alternative, conditional or contingent subscriptions will not be accepted. Safeguard reserves the absolute right to reject any subscriptions not properly submitted. In addition, Safeguard may reject any subscription if the acceptance of the subscription would be unlawful. Safeguard also may waive any irregularities or conditions in the subscription for our shares, and Safeguard's interpretation of the terms and conditions of the program will be final and binding.

         - We are not obligated to give you notification of defects in your subscription. Neither we nor Safeguard will consider a subscription to be made until all defects have been cured or waived. If your subscription is rejected, your payment of the exercise price will be promptly returned by ChaseMellon.

         - Sales under the Safeguard Subscription Program will close on the same business day as the closing of the sale of the other shares offered to the public. If you purchase your shares through a broker, bank, trust company or similar nominee, we expect that your purchase will be reflected in your account with the nominee as soon as practicable after the expiration of the Safeguard Subscription Program. Otherwise, ChaseMellon will mail a stock certificate to you as soon as practicable after the expiration of the Safeguard Subscription Program.

Cancellation of Initial Public Offering

         WE MAY CANCEL OUR INITIAL PUBLIC OFFERING AT ANY TIME UP UNTIL THE CLOSING. IF THE INITIAL PUBLIC OFFERING IS CANCELED, SAFEGUARD WILL PUBLICIZE THE CANCELLATION ON ITS WEB SITE AND THROUGH A PRESS RELEASE. THE PROGRAM GIVES YOU NO RIGHTS TO PURCHASE SHARES OF OUR CLASS A COMMON STOCK IF WE CANCEL OUR INITIAL PUBLIC OFFERING AND ANY FUNDS PREVIOUSLY SUBMITTED BY YOU WILL BE RETURNED PROMPTLY. SAFEGUARD AND/OR eMERGE INTERACTIVE ALSO MAY CANCEL OR MODIFY, IN WHOLE OR IN PART, THE SAFEGUARD SUBSCRIPTION PROGRAM.

Federal Tax Consequences

         We believe that you will not be considered to have received a taxable distribution of property as a result of your having the opportunity to participate in this offering. The Internal Revenue Service is not bound by this position, and you are encouraged to consult with your tax advisors about the federal, state and other tax consequences of the program.

Risk Factors


         Investing in our class A common stock involves certain risks which are disclosed on page 10 of the enclosed preliminary prospectus.


Certain Restrictions

         In managing the program, we and Safeguard will take reasonable steps to comply with the laws of the different countries in which Safeguard stockholders live. If compliance is too burdensome in one or more countries, Safeguard stockholders residing in those countries will not be offered the opportunity to purchase our shares under the program.


                                      * * *

     IF YOU HAVE ANY QUESTIONS REGARDING THE SAFEGUARD SUBSCRIPTION PROGRAM,
              PLEASE CALL SAFEGUARD'S AUTOMATED INVESTOR RELATIONS
                             LINE AT (888) SFE-1200.

     PLEASE DO NOT CALL eMERGE INTERACTIVE WITH ANY QUESTIONS REGARDING THIS
        PROGRAM. ONLY SAFEGUARD'S AUTOMATED INVESTOR RELATIONS LINE OR A
         SAFEGUARD REPRESENTATIVE WILL BE ABLE TO ANSWER YOUR QUESTIONS.

                                                        Sincerely,



                                                        Charles L. Abraham
                                                        Chief Executive Officer